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                                                                    EXHIBIT 99.3
                               Offer to Exchange
                     7.75% Senior Notes, Series C due 2005,
                          for any and all outstanding
                     7.75% Senior Notes, Series A due 2005
                                      and
                     8.35% Senior Notes, Series D due 2010
                          for any and all outstanding
                     8.35% Senior Notes, Series B due 2010
                       of AmerenEnergy Generating Company

To The Depository Trust Company Participants:

     We are enclosing herewith the materials listed below relating to the offer by AmerenEnergy Generating Company, an Illinois corporation (the "Company"), to exchange, in an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), (i) up to $225,000,000 aggregate principal amount of its 7.75% Senior Notes, Series C due 2005 (the "Series C Exchange Notes"), for an equal principal amount of 7.75% Senior Notes, Series A due 2005 (the "Series A Notes"), and (ii) up to $200,000,000 aggregate principal amount of its 8.35% Senior Notes, Series D due 2010 (together with the Series C Exchange Notes, the "Exchange Notes"), for an equal principal amount of 8.35% Senior Notes, Series B due 2010 (together with the Series A Notes, the "Old Notes"), upon the terms and
subject to the conditions set forth in the Prospectus dated                ,
2001 (as amended or supplemented from time to time, the "Prospectus") of the Company and the related Letter of Transmittal (as amended or supplemented from time to time, the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

          1.   Prospectus dated                   , 2001;

          2.   Letter of Transmittal;

          3.   Notice of Guaranteed Delivery;

          4. Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to below, for obtaining such client's instruction with regard to the Exchange Offer; and

          5. Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner.

     We urge you to contact your clients promptly.  Please note that the
Exchange Offer will expire at 5:00 p.m., New York City time, on                ,
2001 (the "Expiration Date"), unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     To tender in the Exchange Offer, a holder must cause to be transmitted an Agent's Message (as defined below) in connection with a book-entry transfer and mail or otherwise deliver the Agent's Message to Ameren Services Company (the "Exchange Agent"), prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Agent's Message must be completed and received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date. Confirmation of book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent, forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Company may enforce such agreement against such participant.
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     Pursuant to the Letter of Transmittal, each holder will represent to the
Company that (i) neither it nor any person receiving the Exchange Notes through it is an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), (ii) it is not a broker-dealer tendering Old Notes acquired directly from the Company, (iii) the Exchange Notes are to be acquired by it or any other person receiving Exchange Notes through it, whether or not such person is the holder, in the ordinary course of business, (iv) neither it nor any person receiving the Exchange Notes through it (other than a broker-dealer referred to in the next paragraph) is engaging, or intends to engage, in the distribution of the Exchange Notes, (v) neither it nor any person receiving the Exchange Notes through it has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (vi) it, on behalf of itself and any other person receiving Exchange Notes through it, acknowledges that if it or any such other person is deemed to have participated in the Exchange Offer for the purpose of distributing the Exchange Notes, it and any such other person must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the interpretations by the staff of the Securities and Exchange Commission set forth in certain no-action letters that were issued to third parties in similar transactions and on which the Company is relying in making the Exchange Offer.

     Each participating broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner contain an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it.

     Additional copies of the enclosed material may be obtained by contacting Morrow & Co., Inc., the Information Agent for the Exchange Offer, at 445 Park Avenue, 5th Floor, New York, New York 10022, Attention: John Ferguson, Personal and Confidential.

                                 Very truly yours,

                                 AmerenEnergy Generating Company

                                 By:

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF AMERENENERGY GENERATING COMPANY OR AMEREN SERVICES COMPANY, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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